Exhibit 7

                         OPINION AND CONSENT OF COUNSEL






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Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:   PHLVIC Variable Universal Life Account
      PHL Variable Insurance Company
      Pre-Effective Amendment No. 2 to Form S-6
      Registration Nos. 333-81458 and 811-9065

Dear Sirs:

As Counsel to the depositor, I am familiar with the variable life insurance policies, The Phoenix Edge - VUL ("Policies"), which are the subject of the above-captioned Registration Statement.

In connection with this opinion, I have reviewed the Policies, the Registration Statement, the Charter and By-Laws of the Company, relevant proceedings of the Board of Directors, and the provisions of Connecticut insurance law relevant to the issuance of the Policies.

Based upon this review, I am of the opinion that the Policies, when issued, will be validly issued, and will constitute a legal and binding obligation of PHL Variable Insurance Company.

My opinion is rendered solely in connection with the Registration Statement and may not be relied upon for any other purposes without my written consent.

I hereby consent to the use of this opinion as an exhibit to such Registration Statement, and to my being named under "Legal Matters" therein.

                                            Very truly yours,


Dated July 18, 2002                         /s/ Richard J. Wirth
                                            --------------------------
                                            Richard J. Wirth, Counsel
                                            PHL Variable Insurance Company